                                                                  Exhibit 10.52


                              EMPLOYMENT AGREEMENT


March 4, 1998

Mr. Jorg R. Huber
14020 Old Harbor Lane
Suite #206
Marina Del Rey, CA 90292

Dear Mr. Huber:

The American Materials & Technologies Corporation (AMT) is pleased to offer you employment at President and Chief Operating officer of its subsidiary, Culver City Composites Corporation. You will report to Paul W. Pendorf, Chairman & Chief Executive Officer.

The job offer includes the following:

- An annual salary of $145,000 to be paid semi-monthly, which will be reviewed at December 31, 1998.

- Eligible for an annual bonus based upon EBITDA of Culver City Composites Corporation for calendar year 1998. If EBITDA is at least $2.9 million, you will be paid a bonus of 30% of your annual salary. The bonus will be increased pro-rata for EBITDA in excess of $2.9 million. At EBITDA of $4.0 million, the bonus will be 45% of salary and capped at that point. A similar arrangement will be in effect for the following years on EBITDA targets to be agreed upon.

- Stock options for 60,000 shares of AMT common stock at an exercise price of $2.00 per share. These options will have a term of ten years and vest in equal installments over three years from the date of grant.

-       Four weeks paid vacation per year (three weeks in 1998).

- An automobile allowance of $550 per month plus insurance, gas and repairs associated with business.

- Standard employee benefit package, including medical, dental, long-term disability, life insurance and 401(k) savings plan.

- In the event of a change in control of AMT, you will be entitled to severance equal to two years' salary, to be paid within two weeks following termination. If terminated under your employment contract without change of ownership other than for cause during the first year of employment, you will be entitled to one year's salary. This will increase by one month for each month of the second year of employment to a maximum of two years. Severance will be paid monthly and will terminate upon your accepting new employment. In the event of a change in control, your stock options will be 100% vested.

- If AMT is beneficiary under a key-man life insurance policy, you agree that Mrs. Huber will waive the marital right.

-       Relocation expenses of $15,000 when your household goods are relocated.

This offer is contingent upon your passing a pre-employment physical and drug screen and providing employment eligibility verification pursuant to the Immigration and Control Act of 1986.

This concludes AMT's offer of employment and supersedes any prior oral or written agreements.

The American Materials & Technologies Corporation


By: /s/ Paul W. Pendorf
   -----------------------------
        Paul W. Pendorf
        President



I accept the offer of employment from AMT, effective March 16, 1998.

/s/  Jorg R. Huber                                 March 4, 1998
--------------------------------

                                                                   Exhibit 10.53


           PRODUCT DEVELOPMENT, MANUFACTURING AND MARKETING AGREEMENT

                                 October 1, 1997

        The parties to this agreement, being Schappe Techniques Sarl ("SCHAPPE"), a French company, with location at B.P. 5, 01800 Charnoz, France; AIK Advanced Composites GmbH ("AIK"), a German company with location at Otto-Hahn Strasse 5, Industriepark Kassel-Waldau, D-34123 Kassel, Germany; and Culver City Composites Corporation ("Culver City Composites"), a Delaware U.S.A. corporation with offices at 5915 Rodeo Road, Los Angeles, California, U.S.A., desiring to be bound herein do hereby agree as follows:

        WHEREAS, Schappe has long established technical expertise going back to the late 19th century, starting with the spinning of silk yarns and progressing to utilization of this technology in the processing of newer synthetic materials, and

        WHEREAS, Schappe has a factory in St.-Die France capable of producing approximately 300 metric tons per year of processed carbon fiber (24 hours per day/five days per week) and currently is producing approximately 50 MT per year, and

        WHEREAS, Schappe has patented technology, both in Europe and the U.S., covering the conversion of high tow continuous fiber to low tow discontinuous fiber equivalent (Exhibit A).

        WHEREAS, Culver City Composites has a prepregging tradition in the aerospace industry going back to the World War II era, and

        WHEREAS, said tradition includes the manufacture of aircraft interior prepregs with superior resin properties, and

        WHEREAS, Culver City Composites is one of the two leading suppliers of prepreg for aerospace interior applications used by the Boeing Company and Airbus Industries, and

        WHEREAS, Culver City Composites' initial development work has indicated that the Schappe process carbon and other fibers can be successfully woven and prepregged and laminated into the cured forms having initially equivalent physical and mechanical properties compared to conventional interior composites materials, and

        WHEREAS Culver City Composites is currently engaged in large volume developmental businesses with focus including automotive, sporting goods (Exhibit B), and others, and

        WHEREAS, AIK is a joint venture that will be owned by AIK Industries GmbH and Culver City Composites, formed to manufacture and sell prepreg in Europe, and

        WHEREAS, the parties believe that prepreg sold to the aerospace industry as well as other applications (Exhibit B) has very superior economics compared to current conventional materials, and

        WHEREAS, the parties desire to commercially develop said economic potential of Modlite(R) products and technology via a cooperative world wide effort,

        NOW, THEREFORE the parties agree as follows:

                               DEVELOPMENTAL PHASE

1.      The parties agree to continue to develop fiber, uni-directional tape
        (UDT) woven fabric and prepregging techniques to the point where economics can be clearly defined, and to where qualification quantities can be supplied to Airbus and Boeing and elsewhere as shown in Exhibit
        B. Unless otherwise agreed, Schappe will absorb all costs associated with delivery of Modlite(R) yarn to Culver City Composites, and Culver City Composites and AIK will absorb all costs associated with weaving and prepregging.

2. Culver City Composites will develop a laminate data package to provide to Boeing and Airbus and later, others as developments dictate (See Exhibit B). The Boeing Company will be offered a five-year supply agreement based on firm quotes from Courtaulds, Fortafil, Schappe, TPI and Culver City Composites. Airbus will be offered a five-year supply agreement based on firm quotes from Courtaulds, Fortafil, Schappe, a European weaver (to be selected), and AIK.

3. During the period of the development phase, Schappe, Culver City Composites and AIK agree to a formal technical exchange meeting three times a year, one each in France, Germany, and California. The host of the meeting will prepare an agenda 30 days prior to each meeting for review and comment by the other two parties.

                                SUPPLY AGREEMENT

1. Schappe will supply its Modlite(R) fiber yarn (See Exhibit C), based upon the patented technology, to Culver City Composites and to AIK on an exclusive world wide basis for an initial period of five years. (See sole exception Exhibit A Item E).

2. Culver City Composites and AIK agree to exclusively use Schappe Modlite(R) fiber in the development of the market for discontinuous carbon fiber aircraft interiors and other applications as shown in Exhibit B as appropriate.

3. For commercial quantities including the qualification process completion, Schappe, Culver City Composites and AIK will share equally in the profits of the sales to Boeing and Airbus, after consideration is given to their out of pocket cost (incremental "cash cost") and later other customers (See Exhibit B).

                               MARKETING AGREEMENT

        Culver City Composites and AIK agree that AIK will market the prepreg in the European territory and Culver City Composites will market outside of Europe, using a coordinated marketing strategy to develop initially the market for aircraft interiors, followed by the market for other transportation interiors. The parties agree to exclusively promote the material using the trade mark "Modlite(R)" and others (See Exhibit B) in all communications.

                                 ADMINISTRATION

        There will be an Executive Council designated by Schappe, Culver City Composites and AIK. One representative from each company will be designated and this administrative council will be responsible for implementing the tenets of this agreement. All decisions by the Council are to be unanimous. The council is to meet at least twice a year -- once in the U.S. and once in Europe.

                 EXCLUSIVE MANUFACTURING AND TRADEMARK LICENSES

        If, as the American market develops, it is determined by the executive council that American yarn manufacture is desirable, the council will determine the method by which said plant will be financed and capitalized. It is agreed that a minimum of 200 metric tons per year production rate must be maintained at Schappe once that production level is achieved. Schappe, Culver City Composites, and AIK agree for the term of this agreement not to enter into any negotiations with any other parties regarding yarn manufacture or prepregging of the Modlite(R) products.

        It is the intention of the parties to systematically, over a 5-10 year period, develop and introduce a family of products incorporating the Modlite(R) Schappe yarns as starting material. Culver City Composites or AIK shall have the lead responsibility within the executive council for market development and identification of market place opportunities. Schappe shall have total access to the market information as developed.

                                      TERM

        This agreement shall be for an initial term of five years which shall roll over for two three-year additional terms, absent a ninety-day termination notice of intent by any of the partners.

                                 CONFIDENTIALITY

        The parties agree to enter into full confidentiality agreements covering all aspects of this agreement.

                                           AGREED:


AIK Advanced Composites GmbH               /s/ Han J. Prykop
                                           --------------------------------
                                               Hans J. Prykop
                                               Geschaeftsfuehrer

Culver City Composites Corp.               /s/ P. W. Pendorf
                                           --------------------------------
                                               P. W. Pendorf
                                               President

Schappe Techniques Sarl                    /s/ Jean Guevel
                                           --------------------------------
                                               Jean Guevel
                                               Managing Director